EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

David Green	Investor Relations:
CEO	Dian Griesel Int’l.
dgreen@hartregen.com
Cheryl Schneider
Tom McNaughton	cschneider@dgicomm.com
CFO
tmcnaughton@hartregen.com	Public Relations:
Susan Forman or Laura Radocaj
Tel: 774-233-7300	sforman@dgicomm.com
Fax: 774-233-7302	lradocaj@dgicomm.com

Harvard Apparatus Regenerative Technology Reports Fourth Quarter and Year Ended December 31, 2013 Operating Results

-Conference Call To Be Held At 11:00 AM ET Today-

Holliston, MA, March 7, 2014 / - Harvard Apparatus Regenerative Technology, Inc. (Nasdaq: HART), a clinical stage biotechnology company developing regenerated organs for transplant, initially focused on the trachea, today reported unaudited financial results for the three months and year ended December 31, 2013.

David Green, President and CEO of Harvard Apparatus Regenerative Technology, or HART, commented, “The December quarter was a very exciting time for HART, as our company was spun-off from Harvard Bioscience on November 1st. We are certain that the spin-off has already been beneficial to our business and that of Harvard Bioscience, as well, and we expect that it will continue to benefit our shareholders.”

Mr. Green continued, “During the December quarter we continued to make good clinical progress when in December a fifth successful regenerated human trachea transplant surgery using both our synthetic scaffold and bioreactor was performed. In early 2014 we had our first pre-IND meeting with the FDA to help define our path toward clinical trials for our regenerated trachea. Additionally, we submitted an Orphan Biologics application to the FDA for our regenerated trachea, and we are working to gather additional information requested by the FDA in their review of our application. Further, we continue to work closely with researchers at many leading medical research institutions to help advance their research in regenerating other organs.”

Fourth Quarter Reported Results

During the fourth quarter of 2013 we recognized revenues of $22,000, comprised of the sale of research equipment to an end user working on organ regeneration. Prior to our spin-off from Harvard Bioscience on November 1, 2013, we did not record revenues on the sale of research systems. Also, we have not charged for our products used in human trachea transplant surgeries to date.

Net loss was $2.6 million, or $0.34 per diluted share for the three months ended December 31, 2013 compared to a $2.0 million net loss, or $0.25 per diluted share, for the same period in 2012. The unfavorable year-to-year quarterly net loss comparison was primarily due to an increase in non-cash stock compensation expense.

Full Year 2013 Reported Results

Revenues for the year ended December 31, 2013 were $22,000. We did not recognize any revenues prior to our spin-off from Harvard Bioscience on November 1, 2013.

Net loss was $8.8 million, or $1.14 per diluted share for the year ended December 31, 2013 compared to a $6.7 million net loss, or $0.87 per diluted share, for the previous year. The unfavorable year-to-year net loss comparison was due to a combination of increased spending in our bioreactor and scaffold development programs, greater non-cash stock compensation expense and increased general and administrative costs related to HART’s establishment and operation as a separate company.

At the time of the spin-off on November 1, 2013, Harvard Bioscience contributed the assets of its regenerative medicine business and cash of $15 million to HART. At December 31, 2013, HART had cash on hand of $14.0 million, and had no debt.

Conference Call Information:

HART will host a conference call today at 11:00 AM ET to discuss our December quarter and full year 2013 financial results. The live conference call is accessible by dialing toll-free 888-417-8533, or toll 719-325-2469, and referencing the pass code "1690076".

A replay of this conference call will be available from approximately 2:00 PM ET on March 7, 2014 through March 14, 2014 and will be accessible by dialing toll-free 888-203-1112, or toll 719-457-0820, and referencing the pass code "1690076".

About Harvard Apparatus Regenerative Technology

Harvard Apparatus Regenerative Technology makes regenerated organs for transplant. Our first product, the InBreathTM Airway Transplant System, is intended to replace or repair a trachea that has been severely damaged by either trachea cancer or physical trauma. Our trachea scaffold technology has been used in five human trachea transplants to date approved under compassionate use exemptions, but none of our products are yet approved by a government regulatory authority for marketing. On November 1, 2013, HART was spun-off from Harvard Bioscience. The trademark “Harvard Apparatus” is used under a sublicense agreement with Harvard Bioscience, who has licensed the right to use such trademark from Harvard University.

Forward-Looking Statements

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements in this press release include, but are not limited to, statements relating to any continued benefits of our spin-off from Harvard Bioscience, anticipated future earnings or other financial measures, success with respect to any clinical trials and other regulatory approval efforts, including with respect to the FDA, commercialization efforts and marketing approvals of HART’s products as well as the success thereof, including our the InBreathTM Airway Transplant System, and the continued availability of a market for the HART securities. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, our ability to obtain and maintain regulatory approval for the bioreactors, scaffolds and other devices and product candidates we pursue; the success of our clinical trials and device; our inability to operate effectively as a stand-alone, publicly traded company; plus other factors described under the heading “Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the fiscal period ended September 30, 2013 or described in our other public filings. Our results may also be affected by factors of which we are not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. Harvard Apparatus Regenerative Technology expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Exhibit 1

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands)

	Three months ended December 31,		Years Ended December 31,		Period from February 24, 2009 (inception) to
	2013	2012	2013	2012	December 31, 2013

Revenues	$22	$-	$22	$-	$22
Cost of product revenues	11	-	11	-	11
Gross profit	11	-	11	-	11

Sales and marketing expenses	177	25	259	116	643
General and administrative expenses	1,403	939	4,007	2,570	8,588
Research and development expenses	1,079	1,002	4,562	4,027	11,995
Operating expenses	2,659	1,966	8,828	6,713	21,226

Operating loss	(2,648)	(1,966)	(8,817)	(6,713)	(21,215)

Loss before income taxes	(2,648)	(1,966)	(8,817)	(6,713)	(21,215)
Income taxes	-	-	-	-	-
Net loss	$(2,648)	$(1,966)	$(8,817)	$(6,713)	$(21,215)

Basic and diluted net loss per share	$(0.34)	$(0.25)	$(1.14)	$(0.87)	$(2.74)

Weighted average common shares,
basic and diluted	7,741	7,740	7,740	7,740	7,740

Exhibit 2

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

(A Development Stage Company)

CONSOLIDATED CONDENSED BALANCE SHEET INFORMATION

(unaudited, in thousands)

	December 31,
	2013	2012
ASSETS
Cash and cash equivalents	$14,008	$-
Other current assets	481	-
Plant, property and equipment, net	575	438

Total assets	$15,064	$438

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	495	411
Total stockholders' equity	14,569	27

Total liabilities and stockholders' equity	$15,064	$438

Exhibit 3

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

(A Development Stage Company)

CONSOLIDATED CONDENSED CASH FLOW INFORMATION

(unaudited, in thousands)

	Years ended December 31,		Period from February 24, 2009 (inception) to
	2013	2012	December 31, 2013

Cash flows used in operating activities:
Net loss:	$(8,817)	$(6,713)	$(21,215)
Other adjustments to operating cash flows	1,528	570	2,516
Changes in assets and liabilities	(397)	246	14
Net cash used in operating activities	(7,686)	(5,897)	(18,685)

Cash flows used in investing activities:
Net cash used in investing activities	(295)	(310)	(813)

Cash flows from financing activities:
Proceeds from funding provided by
Harvard Bioscience, Inc.	21,986	6,207	33,503
Net proceeds from issuance of
common stock	3	-	3
Net cash provided by financing activities	21,989	6,207	33,506
Effect of exchange rate changes on cash	-	-	-
Net increase in cash and cash equivalents	$14,008	$-	$14,008